Exhibit 10.5

Mr. Kevin M. Farr

Mattel, Inc.

333 Continental Blvd.

El Segundo, CA 90245

Re:	The Mattel, Inc. Executive Severance Plan

Dear Kevin:

This letter agreement (“Letter Agreement”) relates to the Mattel, Inc. Executive Severance Plan (the “Plan”).

Through this Letter Agreement, you are being offered the opportunity to become a participant in the Plan (a “Participant”), and thereby to be eligible to receive the severance benefits set forth therein. A copy of the Plan is attached to this Letter Agreement. You should read it carefully and become comfortable with its terms and conditions, and those set forth below.

By signing below, you will be acknowledging and agreeing to the following provisions:

1.	that you have received and reviewed a copy of the Plan;

2.	that terms not defined in this Letter Agreement but beginning with a capital letter shall have the meaning assigned to them in the Plan;

3.	that participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan (including, without limitation, the covenants set forth in Section 7 of the Plan) and the terms set forth below; and

4.	that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.

Subject to the foregoing, we invite you to become a Participant in the Plan. Your participation in the Plan will be effective upon your signing and returning this Letter Agreement to Mattel within thirty (30) days of your receipt of this Letter Agreement.

NOW, THEREFORE, you and Mattel (hereinafter referred to as “the parties”) hereby AGREE as follows:

1. Mattel and you have previously entered into that certain employment agreement dated as of March 28, 2000 and as thereafter supplemented and amended from time to time (the

“Employment Agreement”), which pursuant to the letter dated June 30, 2009 from Mattel to you is scheduled to generally expire on September 1, 2012, subject to the terms of the Employment Agreement (the earlier of (i) the end of the “Employment Period,” as defined in the Employment Agreement, or (ii) the end of the 18-month period contemplated in Section 5(f) of the Employment Agreement, the “Expiration Date”). The day immediately following the Expiration Date shall be your “Eligibility Date” for purposes of the Plan.

2. If, after the Expiration Date and while the Plan and this Letter Agreement are in effect, you incur a Covered Termination, you will receive the Severance Benefit set forth in Section 3(b) or (c) of the Plan, as applicable.

3. As a condition of receiving the Severance Benefit (other than the Accrued Amounts and Other Benefits), you must (i) execute and accept the terms and conditions of, and the effectiveness of, a General Release of All Claims (the “Release”) in substantially the form attached hereto as Exhibit A (which form may be modified by Mattel only to the extent Mattel determines in good faith that any such modification is necessary to make it valid and encompassing under applicable law) and such Release must become irrevocable within fifty-five (55) days following your Date of Termination, (ii) comply with the covenants set forth in Section 7 of the Plan and (iii) promptly resign from any position as an officer, director or fiduciary of any Mattel-related entity.

4. In consideration of becoming eligible to receive the Severance Benefits provided under the terms and conditions of the Plan, you agree to waive any and all rights, benefits, and privileges to severance benefits that you might otherwise be entitled to receive under any other plan or arrangement. The foregoing shall not apply to any severance benefits you may be entitled to receive under your Employment Agreement prior to the Expiration Date.

5. You understand that the waiver set forth in Section 4 above is irrevocable for so long as this Letter Agreement is in effect, and that this Letter Agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein.

6. This Letter Agreement shall terminate, and your status as a Participant in the Plan shall end, on the first to occur of –

(a)	your termination of employment for a reason other than a “Covered Termination” as defined in Section 2(e) of the Plan, and

(b)	the first anniversary of your Eligibility Date; provided that commencing on the first day of the first month following the month in which your Eligibility Date occurs and on the first day of each month thereafter (the most recent of such dates is hereinafter referred to as the “Renewal Date”), your participation in the Plan shall be automatically extended so as to terminate one year from such Renewal Date, unless at least 90 days prior to any Renewal Date (including prior to your Eligibility Date) Mattel shall give notice to you that your participation in the Plan shall not be so extended beyond the first anniversary of such Renewal Date. Accordingly, you shall retain your status as a Participant for at least 15 months following any notice from Mattel that your participation in the Plan is not being extended.

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7. Notwithstanding anything herein to the contrary, if a Change of Control occurs while you are a Participant in the Plan, in no event will your status as a Participant in the Plan end prior to the end of the twenty-four (24) month period beginning on a Change of Control regardless of when any written notification is given to you terminating your participation in the Plan (including any written notification given prior to such Change of Control) in accordance with Section 6(b).

8. Your participation in the Plan shall continue in effect following any Covered Termination that occurs while you are a Participant in the Plan with respect to all rights and obligations accruing as a result of such termination.

9. You recognize and agree that your execution of this Letter Agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this Letter Agreement, and that you understand that this Letter Agreement may not be amended or modified except pursuant to Section 12 of the Plan.

Mattel, Inc.
Dated: June 30, 2009

/s/ Robert A. Eckert
By: Robert A. Eckert
Title: Chairman & CEO

ACCEPTED AND AGREED TO this 30th day of June, 2009.

Kevin M. Farr
Your Name (printed)

/s/ Kevin M. Farr
Your Signature

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EXHIBIT A TO PARTICIPATION LETTER AGREEMENT

GENERAL RELEASE

OF ALL CLAIMS

1. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned (the “Participant”) does hereby on behalf of the Participant and the Participant’s successors, assigns, heirs and any and all other persons claiming through the Participant, if any, and each of them, forever relieve, release, and discharge Mattel, Inc. (“Mattel”) and its respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, Mattel corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, servants, executors, administrators, accountants, investigators, insurers, and any and all other related individuals and entities, if any, and each of them (collectively, the “Released Parties”), in any and all capacities from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to attorneys’ fees), damages, actions and causes of action, of whatever kind or nature, including, without limiting the generality of the foregoing, any claims arising out of, based upon, or relating to the hire, employment, remuneration (including salary; bonus; incentive or other compensation; vacation, sick leave or medical insurance benefits; or other benefits) or termination of the Participant’s employment with Mattel.

2. This release (“Release”) includes a release of any rights or claims the Participant may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment as to individuals forty years of age and older; the Older Workers Benefit Protection Act, which prohibits discrimination against older workers in all executive benefits; Title VII of the Civil Rights Act of 1964, as amended in 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the California Fair Employment and Housing Act, which prohibits discrimination based on race, color, religion, national origin, ancestry, physical or mental disability, medical condition, sex, pregnancy-related condition, marital status, age or sexual orientation; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the American with Disabilities Act, which prohibits discrimination against qualified individuals with disabilities; or any other federal, state or local laws or regulations which prohibit employment discrimination, restrict an employer’s right to terminate the Participant, or otherwise regulate employment. This Release also includes a release by the Participant of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of the Participant’s employment with Mattel or the termination of that employment; any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act of 1974, such as claims relating to pension or health plan benefits.

3. Notwithstanding any other provision of this Release, this Release does not apply to any rights or claims which arise after the execution of this Release.

4. This Release covers both claims that the Participant knows about and those the Participant may not know about. The Participant expressly waives all rights afforded by any statute (such as Section 1542 of the Civil Code of the State of California) which limits the effect of a release

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with respect to unknown claims. The Participant understands the significance of the Participant’s release of unknown claims and the Participant’s waiver of statutory protection against a release of unknown claims (such as under Section 1542). Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of Section 1542, the Participant expressly acknowledges that this Release is intended to include both claims that the Participant knows about and those the Participant does not know or suspect to exist.

5. The Participant hereby represents and warrants that he or she has not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any claim this Release purports to waive, and the Participant covenants never to do so in the future, whether as a named plaintiff, class member, or otherwise. The Participant understands that this Release does not require him/her to withdraw, or prohibit him/her from filing, a charge with any government agency (such as the U.S. Equal Employment Opportunity Commission), as long as the Participant does not personally seek reinstatement, damages, remedies, or other relief as to any claim that the Participant released by signing this Release, as the Participant has waived any right the Participant might have had to any of those things.

If the Participant is ever awarded or recovers any amount as to a claim the Participant purported to waive in this Release, the Participant agrees that the amount of the award or recovery shall be reduced by the amounts he or she was paid under this Plan, increased appropriately for the time value of money, using an interest rate of 10% per annum. The Participant covenants never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction.

6. The provisions of this Release are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall be construed in accordance with its fair meaning and in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

7. The Participant is strongly encouraged to consult with an attorney before signing this Release. The Participant acknowledges that the Participant has been advised of this right to consult an attorney and the Participant understands that whether to do so is the Participant’s decision. The Participant acknowledges that Mattel has advised the Participant that the Participant has twenty-one (21) days in which to consider whether the Participant should sign this Release and has advised the Participant that if the Participant signs this Release, the Participant has seven (7) days following the date on which the Participant signs the Release to revoke it and that the Release will not be effective until after this seven-day period had lapsed.

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PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Mattel, Inc.

Date:
[Participant]

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